Exhibit 10.86

AGREEMENT

AGREEMENT made and entered into as of the 15th day of March, 2006 between ENCORE MARKETING INTERNATIONAL, INC., a Delaware corporation (“Encore”), with offices located at 4055 Forbes Boulevard, Lanham, Maryland 20706 and HANOVER DIRECT, INC., a Delaware corporation (“HDI”), with offices located at 1500 Harbor Boulevard, Weehawken, New Jersey 07086.

Recitals

Encore is a developer, marketer and administrator of consumer membership services;

HDI is engaged in the direct marketing business and operates a portfolio of catalogs (“HDI Catalogs”) and associated e-commerce websites (“HDI Websites”) through the wholly owned corporations and limited liability companies listed on attached Schedule A (“HDI Affiliates”). (A reference in this Agreement to HDI shall be deemed, where the context requires, including the HDI Affiliates.) HDI operates telephone call centers and markets membership programs on inbound order calls placed by HDI Catalog customers. HDI also markets membership programs on the HDI Websites.

Keystone Internet Services, LLC (“Keystone”), a wholly owned HDI subsidiary, provides product fulfillment, distribution, call center, e-commerce and related technical and support services to third party direct marketers. Some of Keystone’s HDI Affiliates as indicated on attached Schedule B (such HDI Affiliates are referred to as “Third Party HDI Affiliates”) permit Keystone, from time to time, to market membership programs to their customers on inbound order calls received at HDI call centers and/or on their related websites where HDI/Keystone provides e-commerce services (“Third Party Websites”).

Encore and HDI wish to enter into this Agreement whereby HDI will market, and Encore will supply, the membership programs described in Schedule C (“Programs”) on inbound order calls placed by HDI Catalog customers and the customers of Third Party HDI Affiliates (“Telephone Customers”) at HDI’s call centers and on HDI Websites and the Third Party Websites (collectively, the “Participating Websites”).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, HDI and Encore agree as follows:

1.	HDI RESPONSIBILITIES

1.1 Marketing Responsibilities. HDI shall market and offer the Programs on (i) inbound order calls by Telephone Customers, (ii) the Participating Websites and (iii) such other marketing channels as the parties may mutually agree. Except as otherwise provided for in Section 1.1.1, (i) HDI will use its best efforts to ensure that a Program offer is made to all Telephone Customers on inbound order calls and to all customers who have purchased product online at the Participating Websites and (ii) during the term of this Agreement the only membership programs HDI will offer to its customers will be Encore supplied membership programs. For purposes of this Agreement, a membership program shall mean a program or service where discounts, information and/or benefits are delivered to a consumer or business in exchange for a recurring membership fee on a negative option or similar basis, including, but not limited to, programs or services similar to Programs, but shall not include loyalty programs such as HDI’s Buyer’s Clubs that are offered by HDI or any of the Third Party HDI Affiliates that promote the sale of the offeror’s merchandise. The parties agree that HDI may amend Schedules

A and B, from time to time, in its sole discretion, provided that for additions of Third Party HDI Affiliates, Encore shall have the right to approve such additions, which approval shall not be unreasonably withheld or delayed.

1.1.1 Exception To Exclusivity. Notwithstanding the foregoing, HDI may in its discretion not offer a Program on inbound order calls due to business necessities such as call center volume constraints, a Telephone Service Representative’s (TSR) reasonable judgment as to a Telephone Customer’s receptivity to a Program offer or the fact that the Telephone Customer has already purchased the same Program. In addition, commencing six months prior to the expiration date of the Term (as defined in Section 5.1 below), HDI may engage in limited test marketing of non-Encore provided membership programs. HDI will provide Encore with prior written notice of any election to exercise its right to conduct test marketing and will immediately terminate such marketing if the parties agree to extend the Term as provided for in Section 5.1.

1.2 Reading of Scripts; Posting of Banner Ads. HDI, in connection with marketing Programs to Telephone Customers on inbound order calls, shall be responsible for reading the scripts (“Scripts”) developed, approved and revised in accordance with Section 2.1. Offers of the Programs to Telephone Customers will be communicated, at a minimum, in Substantial Conformity with the Scripts. For purposes of this Agreement, Substantial Conformity means that the script has been read in its entirety, and in obtaining an acceptance to the Program offer and confirmation thereof from the Telephone Customer, the TSR has not made false or misleading statements or placed undue emphasis on the premiums or “easy cancellation”. HDI, in connection with marketing Programs to Customers on the Internet, shall post the banner ads and other Encore developed Internet marketing materials on the Participating Websites and provide hyperlinks to Encore hosted landing pages (such Internet marketing materials are referred to as “Website Marketing Materials”). (Scripts and Website Marketing Materials are referred to as “Marketing Materials”). HDI shall in connection with all of the above (i) comply with applicable federal, state and local laws, rules and regulations as may be in effect from time to time with respect to the Marketing Materials, (ii) use the intellectual property of Program benefit providers in the Marketing Materials in conformance with Encore provided guidelines, (iii) accurately represent Programs and their respective benefits, and (iv) have the option to re-name a Program solely for purposes of use in the Marketing Materials.

1.3 Transmission of Valid Gross Sales. HDI will transmit to Encore only Valid Gross Sales. Encore will pay HDI the Compensation described in and referenced by Section 4 on all Valid Gross Sales transmitted to it. For sales to Telephone Customers, a Valid Gross Sale means a sale of a Program membership achieved in Substantial Conformity with an Encore approved Script to a Telephone Customer from which a Legally Compliant Recording has been made and for whom Encore has received from HDI the Mandatory Customer Information. A Legally Compliant Recording is a recording which evidences the express informed consent of the Telephone Customer, as defined by the FTC Telemarketing Sales Rule, to be charged for the Program in accordance with its terms using the identified account, and if a debit card is to be charged contains the Telephone Customer’s electronic signature compliant with the E-Sign Act, copies of which may be obtained by the Telephone Customer, authorizing, in accordance with Regulation E, recurrent charges for the Program to be billed to the debit card (except that the absence of an electronic signature is excused if the Telephone Customer has not identified the actual debit card to be charged despite reasonable procedures being used by the HDI TSR during the call to elicit this information). For Internet sales, a Valid Gross Sale means a sale of a Program membership achieved from the presentation of mutually approved Website Marketing Materials to a customer of the Participating Websites for whom Encore has received from HDI the Mandatory Customer Information and who if using a debit card for payment has provided an electronic signature as described above. Such persons described above are referred to as

“Customers”. “Mandatory Customer Information” means such Customer’s name, address, type of credit card, account number and expiration date, wherein the credit card number has been subjected by HDI to a Mod 10 check digit routine card validation process, until such time as HDI is able to go live in obtaining real- time (on-line) credit authorization from its merchant processor for its upfront order transaction (anticipated by HDI to be in six months time or less) at which time this process shall apply. For Internet sales, the parties will implement a mutually agreed upon process whereby credit card information provided by the Customer from his or her preceding order will be automatically captured for the Program enrollment process without the Customer having to reenter it. It is the expectation of the parties that Encore will not experience hard declines other than those that derive from events occurring after Encore’s receipt of the transaction and before Encore bills. Duplicate enrollments are excluded from Valid Gross Sales. HDI shall use its best efforts to avoid transmitting to Encore duplicate enrollments. A duplicate enrollment is the transmission of an enrollment for a customer already enrolled in the same membership program. HDI shall transmit Valid Gross Sales (and any Other Customer Information pertaining thereto) to Encore on a daily basis (within 24 hours of sale for telephone sales, and as close to real time as mutually agreed upon for Internet sales) and in computer readable format reasonably agreed upon by HDI and Encore, such to be in the form of a report containing the aforementioned (the “Gross Sales Report”). “Other Customer Information” means such other information with respect to a Customer apart from Mandatory Customer Information as the parties may mutually agree and which may include the Customer’s telephone number and email address. The provisions of Section 2.9 shall cover the handling of Mandatory and Other Customer Information.

1.4 Taping. HDI, at its sole cost and expense and in compliance with applicable laws, shall digitally record and retain the confirmation of the original sales transaction and the entirety of each Program presentation (including the acceptance and order confirmation) on inbound order calls where Telephone Customers have ordered Programs so that there is a Legally Compliant Recording for each order submitted to Encore as a Valid Gross Sale. Digital recordings shall be of good audio quality. HDI will use its best efforts to promptly remedy any recording issues with respect to poor audio quality or other system irregularities. With respect to such digital recordings, (i) HDI shall maintain such recordings for a minimum of 2 years from the initial order, and (ii) HDI shall deliver to Encore copies of such recordings as may be reasonably requested by Encore, made within the preceding 2 years by digital download in a format reasonably acceptable to Encore or by overnight air courier service within 3 business days after Encore’s request for same. Encore may request recordings to conduct quality assurance and audit HDI’s compliance with the terms of this Agreement regarding the orders it submits for payment as Valid Gross Sales, or in connection with a regulatory/ BBB contact. If the latter, HDI will cooperate with Encore to ensure that Encore receives the recording (within 2 business days of a request) and other information it has reasonably requested in order for Encore to be fully informed in connection with its response process. The above recordings will be digitally transmitted by HDI to Encore via WAV file format. Encore acknowledges that such recordings will contain Customer Information and agrees to handle them in compliance with Section 2.6

1.5 Maryland Residents. The parties shall cooperate to develop a strategy that will permit the marketing of Programs to Maryland residents in compliance with all applicable laws, rules and regulations while preserving the relative economic arrangement between the parties. This may require, among other things, for HDI to process billings for Maryland Customers, possibly using an HDI merchant processing account, and/or Encore wholesaling memberships to HDI for sale and fulfillment by HDI. Encore will perform as many functions as the parties determine, in good faith, to be permissible under applicable laws, rules and regulations. The parties’ economic arrangements will be structured so that HDI receives, to the greatest extent practicable, the same remuneration for Valid Gross Sales and renewal Memberships from Maryland residents as it receives for Valid Gross Sales and renewal Memberships from non-

Maryland residents.

2.	ENCORE RESPONSIBILITIES.

2.1 Development and Creation of Marketing Materials. Encore, with the assistance of HDI and subject to HDI’s approval, shall, (i) create and develop the Scripts for marketing the Programs to Telephone Customers on inbound order calls, and (ii) create and develop the Website Marketing Materials and host the landing pages for click throughs from banner ads and other hyperlinks displayed on the Participating Websites for marketing the Programs to Internet Customers. Encore shall (i) comply with applicable federal, state and local laws, rules and regulations as may be in effect from time to time with respect to the Marketing Materials, (ii) use the intellectual property of Program benefit providers in the Marketing Materials in conformance with such party’s guidelines, (iii) use the intellectual property of the HDI Catalogs and/or Third Party HDI Affiliates in the Marketing Materials in conformance with HDI supplied guidelines, and (iv) accurately represent Programs and their respective benefits.

2.1.1     Initial Approval Process. HDI shall have the right to review and approve all Marketing Materials, which approval shall not be unreasonably withheld or delayed. Encore shall provide HDI copies of all proposed Marketing Materials no less than 5 business days prior to the proposed first use of such Marketing Materials or with such other lead-time as the parties may mutually agree on a case-by-case basis. HDI and/or Encore, as the case may be, shall utilize Marketing Materials that have not been objected to by HDI within such 5-day time period, or any other agreed-upon time period.

2.1.2    Revision Process. Either party may propose revisions to the creative content of the Marketing Materials, as well as choice of Program, shipping and handling fees, monthly versus annual billing and the applicable Program initial and renewal Membership price. Such proposed revisions shall be subject to the written approval of the other party. The party to whom the proposed revisions have been submitted shall use its reasonable commercial efforts to review all proposed revisions to the Marketing Materials within 5 business days after receipt thereof from the other party, or such other period of time as the parties may mutually agree. HDI and/or Encore, as the case may be, shall utilize such revised Marketing Materials as are mutually agreed to, within 3 business days after their approval, or such other period of time as the parties may mutually agree. The parties shall cooperate with regard to such proposed revisions. The parties may agree to the testing of the proposed revision before deciding whether it should be rolled-out. If a test or rollout requires an adjustment to the commissions, such adjustment shall be subject to the parties’ mutual agreement which shall be a pre-condition of any such test or rollout. Notwithstanding the foregoing, if Encore requests changes to the Marketing Materials and HDI fails to respond to such approval request within the requisite time period, such changes shall be deemed to have been approved.

2.2 Premiums. Encore agrees to test $50 in gas cards as a premium (“$50 Gas Card Premium Offer”) for offers of the EasySaver Program on inbound order calls to Telephone Customers (“EasySaver Inbound TM Offer”). If at any time after 60 days from the commencement of the $50 Gas Card Premium Offer Encore reasonably determines that the redemption cost of the $50 Gas Card Premium Offer is unacceptable to it as a result of high rates of redemption and/or high rates of cancellations by customers who have redeemed the gas cards, at Encore’s request the premium will revert to a $25 gas card (“$25 Gas Card Premium Offer”). The parties will use their best efforts to try to develop a mutually acceptable alternative premium if the conversion rate for the EasySaver Inbound TM Offer with the $25 Gas Card Premium Offer is less than it is with the $50 Gas Card Premium Offer. Encore also agrees to test a $10 cash back premium for Internet offers of the EasySaver Program. If at any time after 60 days from the commencement of that premium offer Encore determines that the redemption cost of that premium offer is unacceptable to it, at Encore’s request that premium offer will be discontinued and the parties will mutually determine another premium to offer. Encore will also consult with HDI on the premium to be offered with other Programs. For any such premium offer that may be discontinued by Encore due to unacceptable redemption cost or high cancellation rates, the parties will mutually determine another premium to offer. Encore will determine the redemption process for all premiums. If HDI receives complaints from its Customers about the redemption process, HDI will refer the complaints to Encore for a response that is mutually approved by the parties.

2.3 Fulfillment Materials and Program Benefits. Encore, in connection with providing fulfillment information and Membership benefits to Members (as defined below), shall be responsible for creating and developing such fulfillment information and materials and for providing all Program benefits and any premiums (collectively, and with Renewal Notices (as defined below), “Fulfillment Materials”). Encore shall (i) comply with applicable federal, state and local laws, rules and regulations as may be in effect from time to time with respect to the Fulfillment Materials, (ii) use the intellectual property of the HDI Catalogs and Third Party HDI Affiliates in conformance with HDI provided guidelines, (iv) accurately represent the Programs and their respective benefits. For purposes hereof, “Member” means a Customer who as the result of Valid Gross Sale has accepted enrollment, and has been enrolled, in an Encore Program.

2.3.1 Initial Review Process. HDI shall have the right to review and approve all Fulfillment Materials, which approval shall not be unreasonably withheld or delayed. Encore shall provide HDI copies of all proposed Fulfillment Materials no less than 5 business days prior to Encore’s proposed first use of such Fulfillment Materials or with such other lead-time as the parties may mutually agree on a case-by-case basis. Each of the parties agrees to work together, in good faith, to address in a mutually agreeable manner, any comments made by the other party during the review periods described in this Section 2.3. Encore may use only Fulfillment Materials that have not been objected to by HDI with respect to the use of HDI Catalogs and Third Party HDI Affiliates provided intellectual property within such 5-day time period, or any other agreed-upon time period.

2.3.2 Revision Process. Either party may propose revisions to any such Fulfillment Materials and the benefit providers and Program benefits (which does not include premiums which may be modified as provided for in Section 2.2) which may not be modified absent compliance with the following provisions. Such proposed revisions shall be subject to the written approval of the other party. The party to whom the proposed revisions have been submitted shall use its reasonable commercial efforts to review all proposed revisions to the Fulfillment Materials within 5 business days after receipt thereof from the other party, or such other period of time as the parties may mutually agree. Encore shall utilize such revised Fulfillment Materials as are mutually agreed to, within 3 business days after their approval, or such other period of time as the parties may mutually agree. The parties shall cooperate with regard to such proposed revisions. The parties may agree to the testing of the proposed revision before deciding whether it should be permanently adopted. If a test or rollout requires an adjustment to the commissions, such adjustment shall be subject to the parties’ mutual agreement which shall be a pre-condition of any such test or rollout. Notwithstanding the foregoing, if with respect to a Program benefit that is a primary benefit to the Program Encore requests a change to the benefit provider or benefit, and HDI fails to respond to such approval request within the requisite time period, such change shall be deemed to have been approved. Notwithstanding this Section or any other provision of this Agreement:

(i) If Encore, as a result of the use by Members of an EasySaver Program benefit including a rebate benefit, is suffering economic hardship, Encore shall have the right to change benefits and benefit providers, and change the mix of benefits, so long as the overall value proposition provided by the Program to the Members, taken as a whole, is not less than such mix for the EasySaver August 2005 test membership program, and subject to Encore obtaining HDI’s prior approval of changes, which approval shall not be unreasonably withheld.

(ii) For Programs other than EasySaver, Encore may change a Program benefit or provider thereof in regard to a Program benefit that is a primary or material benefit to the Program so long as the withdrawn benefit is replaced by a Program benefit so that the overall value proposition provided by the Program to Members, taken as a whole, is not reduced materially from the Program containing the withdrawn benefit and HDI approves the substituted benefit, which approval shall not be unreasonably denied. Encore will not be required to obtain HDI’s prior approval to a change in Fulfillment materials or Program benefits where the change is (a) made as a result of circumstances beyond Encore’s control, (b) does not relate to a primary or material benefit to the Program, (c) required by the Program benefit provider, or (d) required by a change in a law, rule or applicable regulation. Encore shall notify and update HDI in regard to any such changes that may occur and are described in the preceding sentence and shall use its best efforts to replace, where commercially reasonable, any withdrawn Program benefit with a Program benefit of at least perceived equivalent value. If HDI objects to any such change, HDI may request that Encore substitute the affected Program with another Encore Program.

(iii) If Encore proposes to include a Program benefit from a direct competitor of HDI such as a discount program from Linen ‘n Things or Lane Bryant, HDI shall have the right to substitute a Program benefit from an HDI Affiliate that contains substantially similar terms as the benefit proposed to be provided by the direct competitor. The parties agree to cooperate with each other with regard to the development of the terms of the Program benefit to be supplied by the HDI Affiliate.

2.4 Initial Membership Fulfillment. Encore shall provide, at its sole cost and expense, membership Fulfillment Materials and customer service to each Member appearing on a Gross Sales Report transmitted by HDI within three days of its receipt of such Gross Order Report. By reason of the 30 day trial associated with a Program, Encore shall process membership fee billing of such Customer’s credit card no earlier than the 31st day and no later than the 45th day after providing such Fulfillment Materials using its Merchant Account as provided for in Section 3.1. Encore shall provide HDI with 10 days prior written notice, or such shorter period of time if prior notice is not practicable of any State(s) where Encore plans or is required to terminate marketing, offering and/or fulfillment of Programs. The parties agree to use their best efforts to restructure their operations, the Membership offer and/or the Programs in such states so as to enable Programs to be sold therein with the parties preserving, to the greatest extent practicable, their economic arrangement.

2.5 Renewal Materials. Encore shall prepare and send to the Members who are still Members in the applicable Program a Renewal Notice (as hereinafter defined), with such Member’s original membership number, such Renewal Notice to be sent no later than the 11th month after his/her credit card was previously charged the annual fee for the Program. Encore shall mail such Renewal Notice to the most recent address for such Member on file with Encore. Encore shall bill the credit cards on or about the 10th of each month for those Members who are still Members after 11 months from the initial annual fee billing or 12 months from the previous year’s renewal billing for such Members, at the then-current annual renewal membership fee for the applicable Program. Encore shall (i) comply with applicable federal, state and local laws, rules and regulations as may be in effect from time to time with respect to the Renewal Notices, (ii) use the intellectual property of the HDI Catalogs and Third Party HDI Affiliates in conformance with HDI provided guidelines. Encore shall be solely responsible to receive and process all cancellations as a result of the Renewal Notice.

2.5.1 “Renewal Notice" shall mean a form of mailed notification advising the Member in substantially the following form, that his/her membership (a) will automatically renew; and (b) that the then-current specified renewal membership fee shall be billed to his/her credit card which was used at the start of the membership, unless the Member calls a toll-free number to cancel the membership or offer another payment method. Encore shall provide to HDI copies of the proposed Renewal Notice within five (5) business days of Encore’s proposed use of same, or such other lead-time as the parties may mutually agree on a case-by-case basis. Encore may use only such Renewal Notice that has not been reasonably objected to by HDI within such 5-day time period, or any other agreed-upon time period. Renewal Notices are not required and do not apply to monthly billed Members (should there be any).

2.5.2 Renewal Report. Encore shall prepare and deliver to HDI, on a monthly basis, a list of Members, and Customer Information related thereto, to the extent permissible under applicable law and regulation, for all Members mailed a Renewal Notice (“Renewal Report”) from the date of preparation of the immediately preceding Renewal Report.

2.6 Call Center; Cancellation of Memberships. Encore shall maintain and adequately staff a telephone call center to receive Customer calls including calls forwarded by HDI and operate the call center using commercially best efforts to achieve the standard of 80% of such calls being answered in no more than 30 seconds, as determined on a monthly basis. Encore shall provide HDI with a monthly report on its call center performance. Encore shall receive cancellations by Members directly, provided that if HDI receives any calls to cancel, it shall direct Members to the appropriate phone number to call Encore for the particular Program being cancelled. HDI shall have right to accept the cancellation of any irate calling customer and will transmit the cancellation to Encore within 24 hours of the occurrence. Thereupon, Encore shall be responsible for processing all such cancellations and credits where they may apply, and shall report cancellations to HDI. HDI shall have the right, at its expense, upon providing Encore with at least two days prior written notice, to visit Encore’s customer service call center and conduct reasonable on-site monitoring of customer service calls.

2.7	Treatment of Mandatory Customer Information.

2.7.1 Security Controls. Each party shall establish commercially reasonable controls to ensure the confidentiality, integrity, and availability of Mandatory Customer Information and to ensure that such information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules and regulations, including but not limited to Payment Card Industry Data Security Standard (PCI-DSS) or other Card Association rules and regulations, both during the Term of this Agreement or following the expiration or termination of this Agreement. “Card Association” shall mean a nationwide payment clearing network such as MasterCard International, Inc. Visa U.S.A. Inc., Discover Bank, American Express Company or World Financial Network National Bank (“WFNNB”). Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the confidentiality, integrity, and availability of Mandatory Customer Information and other confidential information, (ii) protect against any threats or hazards to the confidentiality, integrity, or availability of Mandatory Customer Information and other confidential information, and (iii) protect against any unauthorized access to or use of Mandatory Customer Information and other confidential information. Encore understands and agrees that as a result of the possession of Mandatory Customer Information from HDI that Encore may be subject to industry regulations as outlined above.

2.7.2 Procedure for Security Breach. Encore shall notify HDI if it believes, or has reason to believe, that either a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to the Mandatory Customer Information or with respect to customers’ Cardholder Personal Information (“Event(s)”) and also if such Event requires notification to cardholders of such security breach by Encore and/or HDI under applicable law or if such breach affects more than 10% of the Members. In such Event, Encore shall estimate the intrusion’s affect on HDI and shall specify the corrective action to be taken which shall be at Encore’s sole cost and expense. For purposes of this section, “Cardholder Personal Information” means a cardholder’s first name or first initial and last name in combination with any one or more of the following data elements, when either the name or the data elements are not encrypted: (i) social security number; (ii) driver’s license number or other government identification number; (iii) account number, credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account; (iv) address; or (v) date of birth; provided, however, that it shall not be deemed a confidentiality or security breach if the name is encrypted but data element (v) is unencrypted. Encore acknowledges and agrees that the Cardholder Personal Information it receives from HDI shall be owned by HDI.

2.8 Insurance. Encore shall have and continue to keep in force for the life of this Agreement full general liability insurance which insurance will cover errors and omissions with respect to the Fulfillment Materials relating to the claims for the Programs or their goods and services, sold or rendered to Members, in amounts not less than $1 million per occurrence and $2 million in the aggregate. Encore’s insurance overages will list Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, NJ 07086, as an additional insured, and will provide that the coverage will not be modified or terminated without at least thirty (30) days prior written notice to HDI. Encore shall provide HDI with a certificate evidencing such insurance coverage.

2.9 Training. Encore shall provide, at its sole cost and expense, training for HDI telephone service representatives and customer service representatives (“Reps”) no less than four times per calendar year. Encore shall be responsible for developing training materials for use at such sessions. The training shall be conducted at each of HDI’s telephone call centers at mutually agreed upon times. Encore shall develop training programs for new Reps, refresher courses for experienced Reps and training programs when new Programs and/or Marketing Materials are introduced.

2.10	Program Member Contact.

2.10.1 Program Materials. Encore may contact Members to provide them with Fulfillment Materials, Renewal Notices, other Program information, customer service communication related to the Programs and Memberships and other communications reasonably appropriate to carry out this Agreement’s purposes.

2.10.2 Encore Initiated Contact. Encore may, with HDI’s prior written approval, contact the Member with offers from Encore, its benefit providers or Affiliates that are related and complimentary in nature to the Program the Member enrolled in, such as discounts, special offers and content from hoteliers, car rental agencies, publishers, merchandisers (coins, jewelry, etc), florists and other providers who may participate in the Program; such offers may, at times, be presented in the form of upgrades and/or upsells to the Program (for example, a Gold or Platinum version of the Program). Encore will provide HDI with marketing and fulfillment materials for each offer it wishes to make and the proposed terms of any economic sharing between HDI and Encore of any upsell proceeds, and HDI shall have the right to approve such marketing and fulfillment materials, such approval not to be unreasonably withheld. Only after HDI has given its written approval will Encore market the offer to Members provided such contact is made in accordance with that previously agreed upon by the parties. Encore shall comply with applicable laws, rules and regulations including “do not call” rules with regard to any Encore initiated marketing.

2.10.3 Member Initiated Contact. Encore may respond to any contact by a Member and as part of such response, with HDI’s prior written approval, offer to the Member programs or other benefits or services provided by Encore, its benefit providers or Affiliates, as part of its retention process. Encore will provide HDI with marketing and fulfillment materials for each offer it wishes to make and the proposed terms of any economic sharing between HDI and Encore of any upsell proceeds and HDI shall have the right to approve such marketing and fulfillment materials, such approval not to be unreasonably withheld. Only after HDI has given its written approval will Encore in response to Member contacts market the offer to Members.

2.10.4 Compliance With Rules Applicable to Marketing. The provisions of this Agreement applicable to HDI in Sections 1.2, 1.3 and 1.4 in regard to HDI’s marketing such as reading scripts in Substantial Conformity, the requirement to make Legally Compliant Recordings, and audit rights with regard to compliance with these provisions, shall also apply to Encore initiated contacts and Member initiated contacts permitted under Section 2.10.2 and 2.10.3 above, except that unless required by the FTC Telemarketing Sales Rule or Regulation E Encore shall not be required to make a recording.

2.10.5 No Further Marketing Permitted. Apart from the additional marketing permitted in this Section 2.10, Encore will not use Customer Information other than for Program administrative purposes and as otherwise permitted in this Agreement or otherwise contact the Members. This provision shall survive the termination of this Agreement.

2.11 Third Party Customers. During the Term of this Agreement, Encore agrees not to contact or solicit any Third Party HDI Affiliate as set forth in Schedule B to this Agreement for the purpose of selling membership programs on inbound order calls by the Third Party HDI Affiliate Customer or through the Third Party HDI Affiliate Website, or enter into a contract or arrangement with a Third Party HDI Affiliate to conduct such marketing. Schedule B contains a list of the Third Party HDI Affiliates which HDI may update during the Term, subject to Encore’s Section 1.1 approval rights.

3.	SET UP AND MAINTENANCE OF MERCHANT PROCESSING ACCOUNT.

3.1 Non-Maryland Residents. Encore shall, at its sole cost and expense, set up and maintain merchant processing accounts (the “Merchant Processing Accounts”) with merchant processors agreed upon by both parties and in place prior to the Effective Date (the “Merchant Processor”). Encore shall coordinate with the Merchant Processors (including, without limitation, by providing operational support) in order to effect the processing of initial and renewal billing of Members and membership cancellations for all major credit cards and the HDI private label credit card.

3.2 Maryland Residents. As provided for in Section 1.5, HDI may be required to maintain a merchant processing account to facilitate sale of Programs to Maryland Members. In that event, HDI shall set up and/or maintain a merchant processing account (“HDI Merchant Processing Account”) with a merchant processor agreed upon by both parties (the “HDI Merchant Processor”). Encore shall establish a bank account at a bank selected by HDI. The HDI Merchant Processor shall be directed to deposit the proceeds from sale of Memberships to Maryland residents in the bank account. Encore acknowledges and agrees (i) to pay all bank fees associated with the establishment, maintenance, transactional costs, and all other costs associated with the bank account, (ii) the monthly bank fees will be debited directly from the account at such times as the bank may determine and (iii) that the fees may cause an overdraft and/or reduce a subsequent day’s sweep amount and (iv) Encore shall be responsible for any fees associated with any such overdrafts. The parties shall use their best efforts to mirror the operational, reporting, and economic arrangement between the parties so as to most closely approximate those applicable to non-Maryland Members. HDI shall coordinate with the HDI Merchant Processor (including, without limitation, by providing operational support) in order to effect the processing of initial and renewal billing of Maryland Members and membership cancellations.

3.3 Private Label Cards. Encore acknowledges that HDI has a private label credit card agreement with WFNNB under which WFNNB issues private label and co-branded credit cards to HDI customers that can be used by such customers to purchase HDI supplied goods and services and with respect to co-branded credit cards, goods and services supplied by HDI and third parties. Encore agrees to accept the WFNNB issued credit cards as payment for the Programs. The parties agree to: (i) negotiate in good faith such agreements among the parties and WFNNB and (ii) develop, institute and comply with such arrangements and procedures regarding billings, file transfers, processing, etc., in both cases as are reasonably necessary to enable HDI customers to use WFNNB supplied credit cards for Membership purchases.

4.	COMPENSATION

4.1 Compensation. Encore shall from annual billed Programs pay HDI the commissions for Valid Gross Sales and renewal Memberships in the amounts and on the payment dates set forth in Schedule D, as Schedule D may be amended from time to time by written agreement of the parties. Should the parties agree to conduct marketing of Programs to be billed monthly (the parties agree such approach may be tested), they will add an addendum to Schedule D to address compensation to HDI from such Programs.

4.2 Fiscal Basis. All payment amounts and payment dates shall be determined and made based on fiscal weeks and months. For purposes of this Agreement, a fiscal week shall commence on Sunday.

4.3   Payment Method. Encore shall pay all Fees to HDI via wire transfer to the following HDI bank account:

Wachovia Bank, National Association

Charlotte, North Carolina
ABA No.: 053 000 219

For credit to: Hanover Direct, Inc.

Account No.:

4.4   Deposit. Encore will post a deposit with HDI in the amount set forth on Schedule D upon execution of this Agreement. The deposit will be earned by HDI at the end of the Initial Term if the Term of this Agreement is extended pursuant to Section 5.1. If this Agreement is not extended beyond the Initial Term, the deposit shall be applied against Valid Gross Sale commissions to be earned by HDI on such sales to be delivered to Encore through the end of the Initial Term (which application process Encore may begin once the fact of non-extension becomes definitive in accordance with Section 5.1: either some number of days before the end of the Initial Term depending on when a valid Section 5.1 extension notice is given or 90 days before the end of the Initial Term if there is no valid Section 5.1 extension notice given). Any unearned balance in regard to the deposit after the aforementioned application will be remitted to Encore within ten (10) days after the end of the Initial Term. If this Agreement is terminated prior to the end of the Initial Term, the recoupment by Encore of the unearned balance in regard to the balance will accelerate. The foregoing shall not in any way impact Encore’s continuing obligation to pay to HDI such renewal commissions as may be due to HDI under this Agreement.

5.	TERM

5.1 Initial and Renewal Terms. This Agreement shall have an initial term of two years, commencing on 12:01 a.m. on March 22, 2006 (“Initial Term”). No less than 90 days prior to the end of the Initial Term, either party may give written notice to the other of its desire to extend the term for an additional year. The other party shall respond within 15 days of its receipt of the extension notice and indicate whether it accedes to the request to extend the term of the Agreement. (The Initial Term and any extension term is referred to as the “Term.”) If the other party does not agree to the one year extension, it shall send written notice to the requesting party in which event the Agreement shall terminate at the end of the Initial Term; if the other party does not respond to a notice requesting renewal within the 15 day period, the request for an extension shall be deemed agreed to.

5.2	Early Termination Rights.	Either party may terminate this Agreement if:

5.2.1 a voluntary or involuntary petition in bankruptcy is filed by or against the other party, which is not dismissed, or the other party makes a general assignment of its assets to its creditors or a similar event occurs;

5.2.2 the other party materially breaches its obligations hereunder. In the event of a breach, the non-breaching party shall provide written notice to the other party of the alleged breach. The other party shall have 15 days from receipt of the termination notice to cure the breach in which event the Agreement shall not terminate; or

5.2.3 in the event of the settlement of any investigation, proceeding, suit, or other action by a Federal, State, or local regulatory or enforcement agency or authority which will have a “material adverse effect” (as defined below) on the other party’s business and (i) continuing to do business with such other party would injure the reputation of the non-settling party in any material respect, as reasonably determined, or (ii) such event causes a material change to the method, content or delivery of the offer which would materially adversely effect response or cancel rates. For purposes hereof, “material adverse effect” means that the settling party would be required to report such settlement under the first sentence of Instruction 2 to Item 103 of Regulation S-K under the Code of Federal Regulations, Title 17, Part 229, whether or not the party is subject to Regulation S-K.

5.2.4 in the event a governmental body with legislative, rule making, prosecutorial, or judicial authority enacts a new rule of law or regulation or issues an order or the like, which will prevent either party from substantially performing its obligations hereunder (which may, among other things, be based upon a party being advised of such by written opinion of outside counsel), the parties shall then negotiate in good faith toward a restructuring of this Agreement in manner that will, insofar as legally permissible, provide each party with the benefits herein contemplated. Should the parties be unable to come to an agreement in regard to an appropriate financial or other restructuring of this Agreement, then either party may terminate this Agreement upon at least ten (10) days written notice of termination.

5.3 Chargebacks If Encore receives notice from a Card Association or its merchant processor that chargebacks during at least a thirty day period are in excess of those levels permitted under such parties’ rules and regulations and the chargebacks during that same period with respect to sales from HDI customers have also exceeded that same threshold, Encore reserves the right at any time thereafter, but with at least seven (7) days prior written notice to HDI, to take any action it deems necessary to respond to the problem which may include, at

Encore’s sole discretion, suspending or terminating marketing of the Programs or terminating this Agreement. Encore agrees it will, before sending a termination notice, confer with HDI and determine whether any alternative course of action that may be proposed by HDI may be acceptable, which may include HDI processing orders for Programs using its merchant account. Encore shall have the right to determine whether the proposed alternative course of action is acceptable in its reasonable discretion. If no proposed alternative course of action is deemed by Encore to be reasonably acceptable Encore may effect termination under this Section by providing HDI with at least seven (7) days prior written notice.

5.3.1 Encore agrees to give HDI prompt written notice if during the Term Encore’s chargeback rate is greater than 90% of the maximum permissible chargeback rate.

5.4 Effect of Termination. Neither party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. During and after the Term, Encore shall have the exclusive right and obligation to service and administer membership fee billing for the memberships generated pursuant to this Agreement and shall continue to be subject to Section 11 hereof with respect to Confidential Information. Expiration or termination of this Agreement shall not terminate either party’s right to bill and receive fees in accordance with the terms of this Agreement with respect to all memberships in force prior to termination, and their subsequent renewals in perpetuity. HDI and WFNNB will continue to regularly update credit card account files for Members covered under Section 3.3 (and provide such updated files to Encore) for membership fee billing purposes. All fees due to each party pursuant to Section 4 outstanding as of the date of termination shall be payable in accordance with the terms hereof.

5.4.1 Obligation to Continue Performance Pending Effective Date of Termination. From the date any notice of termination is given by any party until the effective date of the termination of this Agreement, the parties shall be obligated to continue to perform pursuant to the terms of this Agreement.

6.	REPORTS; AUDIT RIGHTS AND COOPERATION

6.1 Reports and Information. HDI and Encore shall provide each other with reports in such form and containing such information as reasonably required and as mutually agreed upon by Encore and HDI. HDI shall provide reports to Encore that shall include conversion rate reporting, the Gross Sales Report and monthly compilation thereof. Encore shall provide reports to HDI that shall include Memberships billed, Memberships paid, Memberships in process, Fulfillment Materials mailed, cancellations received, the Renewal Report which shall include the Members Available for Renewal, Renewals Notices sent and Renewals, and with respect to marketing the Programs on Participating Websites, impressions, click throughs and Internet orders and a report detailing the amount owed to HDI.

6.2 Audit Rights. Each party shall keep and maintain, at its principal place of business, complete and accurate books and records relating to this Agreement. During the Term and for so long as there are any Members whose Memberships were acquired hereunder and which Memberships have been renewed, each party (or its representatives) at its expense shall have the right upon no less than 30 days prior written notice, to audit the other party’s books and records to verify and confirm the accuracy of the reports delivered and the amount of fees paid or payable under this Agreement. The party performing the audit shall have the right to make copies of relevant excerpts of any such books and records which shall be Confidential Information, as defined in and for purposes of Section 11. Audits shall be conducted at the other party’s offices, during regular business hours. If any audit discloses an underpayment or overpayment of 7.5% or more of the correct amount owed, the other party agrees, in addition to re-computing and making immediate payment of the amount owed based on the true items, to pay the auditing party’s actual out of pocket third party expenses for the audit.

6.3 Collection Costs and Attorneys’ Fees. In any action or suit under this Agreement, the prevailing party shall be entitled to recover its costs, including, without limitation, reasonable attorneys’ fees.

6.4 Cooperation. The parties agree to cooperate with one another to further the objectives of this Agreement and to promote the products and services of each of the parties.

7.	WHOLESALE MODEL

Upon no less than 60 days prior written notice, during the term of this Agreement HDI shall have the right to switch to a wholesale model. In that event, the parties agree to negotiate in good faith an agreement covering the offer, sale and fulfillment of membership programs by HDI of programs and program benefits supplied by Encore. The pricing for Encore’s standard programs are set forth on Schedule E as per the process outlined in said Schedule. Pricing is subject to review and mutual approval if any revisions to the programs or process is requested. The wholesale arrangement shall not apply to Memberships and any renewals thereof of persons who were Members before the date of the switch to the wholesale arrangement. Following termination of this Agreement, for all Members enrolled during the term of this Agreement on a wholesale basis HDI will continue to renew those Members in the Program and Encore will continue to supply the Program to HDI in accordance with Schedule E.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Encore. Encore hereby represents, warrants and covenants that:

8.1.1 Encore is duly qualified, authorized or licensed and in good standing in all jurisdictions necessary to carry out its obligations under this Agreement;

8.1.2 the execution, delivery and performance by Encore of its obligations under this Agreement will not result in a violation of or conflict with any law, regulation, or contract to which Encore is a party;

8.1.3 all of the services to be performed by Encore hereunder will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel;

8.1.4 all obligations owed to third parties with respect to the activities contemplated to be undertaken by Encore pursuant to this Agreement are or will be fully satisfied by Encore, so that HDI will not have any obligations with respect thereto;

8.1.5 Encore will comply with all applicable federal, state and local laws in the performance of its obligations hereunder;

8.1.6 Encore shall comply with all prevalent self-regulatory guidelines or industry standards which may be in effect from time to time;

8.1.7 the materials used by Encore in fulfilling its obligations under this Agreement shall not infringe upon any third party intellectual property right; and

8.1.8 at all times during the Term of this Agreement, Encore shall have in effect no less than three Programs.

8.2 HDI. HDI (individually and on behalf of HDI Affiliates ) hereby represents and warrants and covenants that:

8.2.1 HDI and each of its HDI Affiliates is duly qualified, authorized or licensed and in good standing in all jurisdictions necessary to carry out their respective obligations under this Agreement;

8.2.2 the execution, delivery and performance by HDI and its HDI Affiliates of their respective obligations under this Agreement, including, without limitation, the delivery of Customer Information to Encore hereunder, will not result in a violation of or conflict with any law, regulation, or contract to which HDI or any such Client, or any of their respective affiliates and subsidiaries, is a party;

8.2.3 all of the services to be performed by HDI and its HDI Affiliates hereunder will be rendered using sound, professional practices and in a competent and professional manner by knowledgeable, trained and qualified personnel;

8.2.4 all obligations owed to third parties with respect to the activities contemplated to be undertaken by HDI and its HDI Affiliates pursuant to this Agreement are or will be fully satisfied by HDI and HDI Affiliates, as the case may be, so that Encore will not have any obligations with respect thereto;

8.2.5 each of HDI and its HDI Affiliates will comply with all applicable federal, state and local laws in the performance of its obligations hereunder;

8.2.6 each of HDI and its HDI Affiliates shall comply with all prevalent self-regulatory guidelines or industry standards which may be in effect from time to time; and

8.2.7 the materials used by each of HDI and its HDI Affiliates in fulfilling its obligations under this Agreement shall not infringe upon any third party intellectual property right.

9. INTELLECTUAL PROPERTY

9.1 Limited License. Each party grants the other a limited license to use the other party’s trademarks, service marks, trade names or logos owned or otherwise used by the other party solely as expressly provided herein. Encore and HDI trademarks, service marks and/or logos will be co-branded on Program Fulfillment Materials to be used in connection with this Agreement and shall be located on such materials, in each case as mutually agreed upon by the parties. Nothing herein shall give Encore, HDI or any other individual or entity any rights, title or interest to or in any such trademarks, service marks, trade names or logos owned or otherwise used by the other party, other than the limited license to display such trademarks, service marks, trade names or logos in connection with the marketing and fulfillment of the services with respect to Programs.

9.2 Prior Approval Rights. Each party will have prior approval over any permitted use of its property licensed hereunder and other intellectual property in connection with marketing, promotion and advertising activities online and offline under this Agreement, which approval will not be unreasonably withheld or delayed. Neither party may amend, modify, or alter the promotion copy as it appears in the version delivered for pre-approval after having been approved by the other party except with the explicit written approval of such other party.

9.3 Ownership of Materials. All Marketing Materials, Fulfillment Materials and Renewal Materials are the intellectual property of Encore, except for any such materials that are created and/or developed solely by HDI, and shall not be used or disclosed in any manner not authorized by Encore. Any such materials that are created and/or developed solely by HDI are the intellectual property of HDI and shall not be used or disclosed in any manner by Encore not authorized by HDI.

10. INDEMNIFICATION

10.1 HDI Indemnification. HDI, jointly and severally, shall defend, indemnify and hold Encore and its officers, directors, employees and agents (“Indemnitees”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses and excluding consequential damages) to which the Indemnitees may be subjected by reason of any third party claim or action against the Indemnitees (i) resulting from any breach or alleged breach by HDI or any HDI Affiliate, as the case may be, of any of its representations, warranties or covenants contained herein, (ii) resulting from the performance or failure to perform by HDI or any HDI Affiliate under the terms of this Agreement or (iii) arising in connection with its own product sales or material contained in issues of its catalog delivered to Customers or Members pursuant to the terms hereof, which material is unrelated to the Programs.

10.2 Encore Indemnification. Encore shall defend, indemnify and hold HDI and its officers, directors, employees and agents (’Indemnitees”) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys fees and expenses and excluding consequential damages) to which the indemnities may be subjected by reason of any third party claim or action against the Indemnitees (i) resulting from any breach or alleged breach by Encore of any of its representations, warranties or covenants contained herein, (ii) resulting from Encore’s performance or failure to perform under the terms of this Agreement, (iii) arising in connection with material contained in Fulfillment Materials prepared or distributed by Encore to Customers or Members, excluding any content which may be prepared solely by HDI or any HDI Affiliate, or (iv) arising in connection with the provision of, or failure to provide, the services of the Encore Programs.

10.3 Terms Applicable to Indemnification Obligation. The indemnified party shall provide the indemnifying party with (i) prompt written notice of such claim or action; (ii) sole control and authority over the defense or settlement of such claim or action (except the indemnifying party shall not enter into any settlement that adversely affects the indemnified party’s rights or interests without the indemnified party’s prior approval); and (iii) proper and full information and reasonable assistance in connection with the defense or settlement of any such claim or action. The indemnified party shall have the right to participate in the defense at its own expense with a counsel of its choosing.

10.4 Survival of Indemnification Obligations. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement and shall be binding upon any permitted transferee, assignee or successor of either party.

11. CONFIDENTIAL INFORMATION.

11.1 Confidential Information. “Confidential Information” means (a) information concerning Programs and this Agreement, including but not limited to information concerning purchase price, procedures, methods, technological developments, financial results, solicitation methods, Members, enrollees and Customers, (b) Customer Information, (c) business or technical information of either party, including but not limited to information relating to either party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (d) any information designated by either party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (e) the specific terms and conditions of this Agreement. "Confidential Information" does not, however, include information that: (i) is in or enters the public domain without breach of this Agreement; (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) the receiving party knew prior to receiving such information from the disclosing party; or (iv) the receiving party develops independently without use of the disclosing party's Confidential Information.

11.2 Duty to Maintain Confidential Information. Each party agrees: (a) that it will not disclose to any third party or use the Confidential Information disclosed to it by the other party for any purpose other than as expressly contemplated by this Agreement; and (b) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Either party may disclose information if required by law or court order, provided that the party from which the disclosure is required gives the other party prior written notice and makes commercially reasonable good faith efforts to obtain confidential treatment for such Confidential Information.

12.	FORCE MAJEURE

12.1 Force Majeure. Neither party shall be held liable for failure to perform any of its obligations hereunder if such failure is (i) due to an Act of God, fire, explosion, accident, flood, landslide, lightning, earthquake, storm, civil disturbance, power failure, strike or other labor disturbance affecting a party, act of war (whether war be declared or not), national defense requirement, failure of a non-party telecommunications carrier, failure or disruption of machinery, apparatus or systems; acts, injunction, or restraint of government (whether or not now threatened) and (ii) beyond the reasonable control of such party.

12.2 Impact on Affected Party’s Obligations. Upon such an occurrence, the party whose performance is affected shall immediately give written notice of the occurrence to the other party, and shall thereafter exert all reasonable efforts to overcome the occurrence and resume performance of this Agreement. If, despite such efforts, the affected party cannot overcome the occurrence and resume performance within 90 days following notification given hereunder, then the parties shall mutually agree on an equitable resolution. If the parties are unable to reach mutual agreement, the matter shall be submitted for arbitration as provided hereunder.

13. MISCELLANEOUS PROVISIONS.

13.1 Counterparts. This Agreement may be executed in one or more counterpart copies. Each counterpart copy shall constitute an Agreement and all of the counterpart copies shall constitute one fully executed agreement. This Agreement may be executed on facsimile counterparts.

13.2 Assignment. Neither party may assign its rights or obligations hereunder, in whole or in part, without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, no such consent will be required (i) in connection with a merger, reorganization, acquisition, consolidation, or sale of all, or substantially all, of such party's assets; or (ii) in connection with an assignment to any majority-owned subsidiary or affiliate of the parent of either party. Any attempt to assign such rights and obligations other than as permitted herein will be null and void. These terms and conditions will inure to the benefit of and bind the parties' respective successors and permitted assigns.

13.3 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties, supersede all prior agreements and are solely for the parties’ benefit.

13.4 Governing Law. New York law, without regard to the conflict of laws principles thereof, shall govern this agreement.

13.5 Amendments. This Agreement may be modified or amended only by a written agreement executed and delivered by both of the parties.

13.6 Notices. All notices or other formal communications under this Agreement must be in writing. They may be sent by personal delivery, facsimile, prepaid recognized overnight air express delivery or prepaid certified mail, return receipt requested. All notices shall be addressed as follows:

To Encore:	Encore Marketing International

4055 Forbes Boulevard

Lanham, Maryland 20706
ATTN:	Stephen Klein
Facsimile No. 301-306-0139

To HDI:	Hanover Direct, Inc.,

1500 Harbor Boulevard

Weehawken, New Jersey 07086

Attn: General Counsel

Facsimile No. 201-272-3498

If a party changes its address, facsimile number or notice party, it shall send notice to the other party.

13.7 Costs and Expenses. Unless otherwise specifically provided in this Agreement or separately agreed to by the parties in writing, each party shall be solely responsible for bearing its own costs and expenses incurred in performing its responsibilities under this Agreement, including all tariffs, taxes, filings, licensing and/or other fees.

13.8	Headings. Paragraph headings are for convenience only.

13.9 Relationship of Parties. The execution and performance of this Agreement shall not be construed to create a relationship between the parties as partners, joint-venturers, or as principal and agent. Neither party shall have any authority to bind the other in any fashion.

13.10 Cooperative Arrangements. The parties have entered into this Agreement with the anticipation that the business described by this Agreement will perform to their mutual satisfaction. If at any time conversion or retention rates become unacceptable to HDI or the direct costs of the premiums and delivery and servicing of Members and commission costs become unacceptable to Encore, the other party will be advised of the matter and be provided with appropriate details with respect thereto and the parties, recognizing the gravity of the situation, will use their best efforts to expeditiously mutually determine and implement a mutually agreed upon solution to attempt to remedy the matter to the parties satisfaction. If, despite the parties good faith efforts, in cooperation with the other, the parties are unable to expeditiously arrive at and implement a solution that resolves the matter to the parties mutual satisfaction, either party may by written notice to the other terminate the affected marketing or this Agreement. Any notice terminating this Agreement shall provide the other with at least 60 days notice of termination.

13.11 Branded Fulfillment. If the parties mutually agree to market a customized branded program, there will be a commitment to allow Encore to exhaust (i.e., use for its intended purpose) the branded materials Encore has printed. Any branded materials shall be subject to HDI’s prior written approval including the quantity to be printed before being used. Encore pursues in practice a quarterly print cycle in regard to fulfillment materials based upon its projected need for the quarter. Should Encore in regard to any quarter intend to print branded fulfillment for a Program in excess of what it projects to need for that quarter, it will notify and consult with HDI beforehand and the parties will agree upon a mutually acceptable course of action.

13.12 Non-Solicitation. During and after the Term, HDI will not specifically identify and as a result knowingly solicit any Program Member or allow any third party to solicit any Program Member for any non-Encore fee-based membership program that may result in the Program Member terminating his Program Membership.

13.13 Severability. If any provision or portion of this Agreement shall be deemed invalid, canceled, or unenforceable, the remaining rights and obligations of the parties under this Agreement shall remain in full force and effect and shall be construed and enforced accordingly.

13.14 Equitable Remedies. The parties agree that any breach of the other party’s obligations regarding intellectual property and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party’s obligations regarding intellectual property or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

13.15 Mediation. The rights and obligations of the parties with respect to the immediately preceding two sentences, and otherwise under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. In the event disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning intellectual property or confidentiality, cannot be resolved through good faith negotiation and mediation, the parties will first attempt to resolve the dispute(s) through good faith negotiation. In the event that the dispute(s) cannot be resolved through good faith negotiation within five (5) business days after the commencement of such good faith negotiation, the parties will refer the dispute(s) to mediation, which shall occur in New York City. The parties will use a recognized mediation service staffed by retired judges and will share equally the cost of the mediator, whose selection shall be mutually agreed to by the parties. The parties hereby agree to waive their right to a jury trial in regard to any court action. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

13.16 Survival Any provision of this Agreement that contemplates performance or observance subsequent to expiration or earlier termination of this Agreement, such as those addressing servicing and billing of Program memberships and use and protection of Intellectual

Property and Confidential Information, shall survive the expiration or earlier termination of this Agreement and continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

HANOVER DIRECT, INC (individually and on behalf of HDI Affiliates)		ENCORE MARKETING INTERNATIONAL, INC

By:	/s/ Wayne Garten	By:	/s/ Stephen Klein
Name:	Wayne Garten	Name:	Stephen Klein
Title:	CEO and President	Title:	President